Exhibit 5.1

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NEW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 1, 2023

Ardmore Shipping Corporation

Belvedere Building, Ground Floor

69 Pitts Bay Road

Pembroke, HM08

Bermuda

Re:	Ardmore Shipping Corporation

Ladies and Gentlemen:

We have acted as special Marshall Islands counsel to Ardmore Shipping Corporation, a Marshall Islands Corporation (the “Company”), in connection with the Company’s public offering and sale (the “Offering”), from time to time, of common shares, par value $0.01 per share, having an aggregate offering price of up to $50,000,000 (the “Shares”), pursuant to that certain open market sale agreement, dated September 1, 2023, between the Company and Evercore Group L.L.C., DNB Markets, Inc, and, UBS Securities LLC (the “Sales Agreement”), and registered pursuant to the registration statement (the “Registration Statement”) on Form F-3 (No. 333-267260), deemed effective by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on September 14, 2022, including the prospectus dated September 2, 2022, therein (the “Base Prospectus”), and the prospectus supplement dated September 1, 2023 related to the Offering and filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation, as amended and in effect on September 1, 2023; (ii) the Company’s Amended and Restated Bylaws, as amended and in effect on September 1, 2023, (iii) the resolutions of the Company’s board of directors approving the Offering and related transactions and agreements; (iv) the Sales Agreement; (v) the Registration Statement; (vi) the Prospectus; and (vii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company and (ii) the terms of the Offering will comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Ardmore Shipping Corporation

September 1, 2023

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that the Shares, when issued, sold and paid for as contemplated in the Prospectus and Sales Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof. The opinion expressed herein is rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 6-K being furnished to the Commission on or about the date hereof and incorporated by reference into the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” and “Service of Process and Enforcement of Civil Liabilities” in the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP